UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported): November 6, 2003
_________	INVISA, INC.
(Exact name of registrant as specified in its charter)
	Nevada	000-50081	65-1005398
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
	4400 Independence Court, Sarasota, Florida	34234
(Address of principal executive offices)	(Zip Code)
Registrant s telephone number, including area code
(941) 355-9361

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE

On November 6, 2003, the Company hired a new Chief Operating Officer,
Mr. Herbert M. Lustig. Mr. Lustig will move to the position of Chief
Executive Officer commencing January 1, 2004. A Press Release dated
November 7, 2003 regarding this matter and the employment agreement of Mr. Lustig are attached hereto as Exhibits. The foregoing summary is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.79.
	As part of the Company s plan to recruit a senior executive such as Mr. Lustig, Stephen A. Michael, the Company s Co-founder, current President and Chief Executive Officer, agreed to modify his role at the Company to facilitate the recruitment. As part of the modification, the Company issued a Press Release on October 20, 2003, announcing that
Mr. Michael will be transitioning to the role as Chief Technology Officer effective January 1, 2004. A copy of that Press Release is attached hereto as an Exhibit. Subsequently, on November 6, 2003, Mr. Michael and the Company reached an agreement on principal terms further refining Mr. Michael s relationship with the Company in the future. Beginning January 31, 2004, Mr. Michael, as the Company s technology advisor, will enter into a one-year Consulting Agreement with the Company, pursuant to which he will provide consulting services as assigned by the Board of Directors, from time to time, to seek out and identify new opportunities for integration, application, licensing, and sales of InvisaShield technology. Also on January 31, 2004, Mr. Michael s existing Employment Agreement with the
Company will terminate. As part of this new arrangement, Mr. Michael will:

?	Forgive any obligation for the Company to pay his five
	years of severance and related employee benefits; and
?	Forgive notes and interest due him as a result of the
	Radio Metrix Inc. merger transaction approximating $640,000
Under this new arrangement, the Company will:
?	Pay all accrued salaries totaling $405,000 currently due
	Mr. Michael in installments at amounts based on specified
	levels of cash raised by the Company;
?	Forgive, when due, the note receivable from Mr. Michael
	totaling $74,000 and pay resulting income taxes that would
	be owed by Mr. Michael;
?	Forgive, when due, the note receivable from Mr. Michael
	totaling $375,000 plus accrued interest and pay resulting
	income taxes that would be owed by Mr. Michael; and
?	Fully vest all of the unexercised stock options currently
	granted to Mr. Michael.
Under this new arrangement, Mr. Michael will continue to serve on
	the Company s Board of Directors. Mr. Michael and the Company
	are in the process of finalizing a formal agreement containing
	the foregoing and other terms of the new relationship. Additionally, in part to facilitate the Company s plan to
	recruit a senior executive such as Mr. Lustig, Samuel S. Duffey, the Company s Co-founder, non-executive Chairman and Director, announced his retirement on September 15, 2003. A current report on Form 8-K regarding this matter and attaching Mr. Duffey s resignation letter was filed on September 17, 2003. On November 13, 2003, with a view to facilitating the Company s access to capital and improving the Company s financial position,
	Mr. Duffey and the Company agreed to the terms of a
	severance arrangement. The following summary is qualified in
	its entirety by reference to the full text of the Agreements, which are attached hereto as Exhibits 10.80 and 10.81, under
	Item 7 below. Pursuant to the Agreements, Mr. Duffey will:
?	Forgive any obligation for the Company to pay his five years of
	severance and related employee benefits;
?	Forgive notes and accrued interest due Mr. Duffey s family trusts,
	as a result of the Radio Metrix Inc. merger transaction approximating $640,000; and
?	Forgive all accrued compensation approximating $400,000.
Under this severance arrangement, the Company will:
?	Pay Mr. Duffey $150,000 in three installments;
?	Forgive, when due, the note receivable from Mr. Duffey
	totaling $71,809 and pay resulting income taxes that
	would be owed by Mr. Duffey;
?	Forgive, when due, the note receivable from Mr. Duffey
	totaling $375,000 plus accrued interest and pay resulting
	income taxes that would be owed by Mr. Duffey;
?	Fully vest all of the unexercised stock options currently
	granted to Mr. Duffey; and
?	Pay all accrued expenses owed to Mr. Duffey.
ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS.
(c)	Exhibits
10.79	Employment Agreement dated November 6, 2003 between
	Herb Lustig and Invisa, Inc.
10.80	Severance Agreement dated November 13, 2003 between
	Samuel S. Duffey and Invisa, Inc.
10.81	Agreement dated November 13, 2003 between Invisa, Inc.
	and the Duffey related shareholders.
99.1	October 20, 2003 Press Release entitled Invisa Co-Founder
	Changing Role Effective January 1, 2004.
99.2	November 7, 2003 Press Release entitled, Invisa Appoints
	Security Industry Executive As COO  To Become President
	And CEO Effective January 1, 2004

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
	INVISA, INC.


Date: November 14, 2003	     By: /s/ Stephen A. Michael
	Stephen A. Michael
	President